[DESCRIPTION]
Report of Ernst & Young LLP, Independent Auditors



To the Trustees and Contract Owners of AGA Series Trust



We have audited the accompanying statement of assets and liabilities, including the schedules of investments, of AGA Series Trust (comprising, respectively, the Credit Suisse Growth and Income, Credit Suisse International Equity, EliteValue, Salomon Brothers U.S. Government Securities, State Street Global Advisors Growth Equity, State Street Global Advisors Money Market, and Van Kampen Emerging Growth Portfolios) as of December 31, 1998, and the related statement of operations, changes in net assets and financial highlights for the year then ended. The financial statement and financial highlights are the responsibility of AGA Series Trust management. Our responsibility is to express an opinion on the financial statement and financial highlights based on our audit. The financial statements of AGA Series Trust for the year ended December 31, 1997 and the financial highlights for each of the four years in the period ended December 31, 1997 were audited by other auditors whose report dated February 13, 1998 expressed an unqualified opinion on these statements and financial highlights.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. Our procedures included confirmation of securities owned as of December 31, 1998, by correspondence with the custodian and brokers or by other appropriated auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting AGA Series Trust at December 31, 1998, the results of their operations, the changes in their net assets and financial highlights for the year then ended in conformity with generally accepted accounting principles.






Boston, Massachusetts
February 5, 1999